Exhibit 3.3

CERTIFICATE
TO
FIRST AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RIVERBEND TELECOM, INC.

            The undersigned, President of Riverbend Telecom, Inc., a Nevada corporation known, makes this certificate to set forth the articles of incorporation of the Corporation, as amended and restated in accordance with Nevada Revised Statutes, Chapter 78 (the “Nevada General Corporation Law”), and states as follows:

            1.         The undersigned currently serves as the duly elected President of the Corporation.

            2.         The articles of incorporation of the Corporation, as amended and restated by the Corporation in accordance with the Nevada General Corporation Law through the date of this certificate, are set forth in their entirety on Exhibit A (the “First Amended and Restated Articles of Incorporation”).

            3.         The First Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation, and recommended to the shareholders for their approval, in accordance with Nevada Revised Statutes 78.390.

            4.         The First Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation, in accordance with Nevada Revised Statutes 78.390, by a unanimous vote of the shareholders at a special meeting held on March 30, 2005.

            EXECUTED on March 30, 2005.

RIVERBEND TELECOM, INC.

By: /s/ Leon Nowalsky Leon Nowalsky, President

FIRST AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RIVERBEND TELECOM, INC.

These First Amended and Restated Articles of Incorporation of Riverbend Telecom, Inc., a Nevada corporation, duly adopted in accordance with Nevada Revised Statutes, Chapter 78 (the “Nevada General Corporation Law”), are set forth in their entirety as follows:

ARTICLE I
Name

            The name of the corporation is Riverbend Telecom, Inc. (“Corporation”).

ARTICLE II
Business

            The nature of the business and purpose of the Corporation is the transaction of all lawful business for which corporations may be incorporated pursuant to the Nevada General Corporation Law, as the same may be amended from time to time.

ARTICLE V
Internal Affairs

            Provisions for the organization of the internal affairs of the Corporation are:

                        (a)        The Board of Directors shall have the power to make, alter, amend and repeal the Bylaws.

                        (b)        Cumulative voting shall not be allowed in the election of directors.

                        (c)        The Board of Directors is empowered to authorize the payment of compensation to the officers and directors for services to the Corporation and to determine the amount of such compensation or fees.

                        (d)        Stockholders of the Corporation shall not have the preemptive right to acquire unissued or treasury shares or securities convertible into or carrying the right to acquire such shares.

                        (e)        The Board of Directors, in addition to the other powers now or hereafter conferred upon it by these Articles of Incorporation, the Bylaws of the Corporation, or by the laws of the State of Nevada, may from time to time distribute to the stockholders in partial liquidation, out of the capital of the Corporation, a portion of the corporate assets, in cash or in kind; subject, however, to the limitations contained in the Nevada General Corporation Law.

                        (f)         All outstanding shares shall share equally in dividends, other distributions to stockholders and upon liquidation.  Dividends shall be payable at the discretion of the Board of Directors of the Corporation at such times and in such amounts as it deems advisable; subject, however, to the provisions of any applicable law.

                        (g)        A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.

ARTICLE III
Duration

            The Corporation is to have perpetual existence.

ARTICLE IV
Capital

            The capital stock of the Corporation shall consist of 75,000,000 shares, $0.001 par value.  All of such shares are of one class and are shares of common stock, all of which shall be fully paid and non-assessable upon issue.

ARTICLE VI
Director’s Liability

            To the maximum extent permitted by the Nevada General Corporation Law, a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law.

ARTICLE VII
Indemnification

            The Corporation shall indemnify any Director against any liability asserted against or incurred by such Director in such capacity or arising out of the status as a Director to the maximum extent permitted by law.  “Director,” for purposes of this Article, shall mean any individual who is or was a director of the Corporation and any individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise, or employee benefit plan.  The Corporation will pay for or reimburse the reasonable expenses (including attorney’s fees) incurred by a Director who is a party to a proceeding in advance of final disposition to the maximum extent permitted by law.  The Corporation will indemnify and advance expenses to any officer, employee or agent who is not a Director as may be authorized by the Board of Directors (in their discretion) or when required by applicable law.  The Corporation may purchase and maintain insurance on behalf of any individual who is or was a Director, officer, employee, fiduciary or agent of the Corporation, and who, while a Director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation or of any partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such person in such a capacity or arising out of such status , whether or not the Corporation would have had the power to indemnify the person against such liability under applicable law.

ARTICLE VIII
Conflicts of Interest

            No contract or other transaction between the Corporation and one or more of its directors or officers or any other corporation, firm, association or entity in which one or more of its directors or officers are directors or officers or in which they have a financial interest shall be void or voidable solely for that reason if the contract or other transaction is authorized in accordance with the applicable provisions of the Nevada General Corporation Law.

ARTICLE IX
Amendments

            The Corporation reserves the right to amend, alter, change or repeal any provision contained in, to add any provision to, or to restate its Articles of Incorporation from time to time, in any manner now or hereafter prescribed or permitted by the Nevada General Corporation Law, and all rights and powers conferred upon directors and stockholders hereby are granted subject to this reservation.

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